Exhibit 10.23

Execution Copy

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”) is entered into effective as of the 1st day of January, 2019 (the “Effective Date”), by and between RADF, LLC, a Colorado limited liability company and a wholly-owned subsidiary of RE/MAX, LLC, a Delaware limited liability company (“Buyer”), and David L. Liniger, Sr. (“Seller”).

RECITALS:

WHEREAS, Seller is the record and beneficial owner of the equity interests of each of the companies set forth on Exhibit A attached hereto (each, a “Company”) in the class and number across from each Company on Exhibit A (collectively, the “Interests”);

WHEREAS, the Interests, collectively, constitute all of the issued and outstanding equity interests of all of the Companies; and

WHEREAS, upon the terms and subject to the conditions set forth herein, on the Effective Date, Seller desires to sell the Interests to Buyer, and Buyer desires to purchase the Interests from Seller.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Terms with their initial letters capitalized used but not otherwise defined in this Agreement shall have the meanings given to them in this Article 1.

1.1       “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person.  The term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract, agreement or otherwise).  Notwithstanding the foregoing, for purposes of this Agreement, Seller shall not be considered an Affiliate of Buyer, and Buyer shall not be considered an Affiliate of Seller.

1.2       “Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in Denver, Colorado are authorized or obligated pursuant to Law or executive order to be closed.

1.3       “Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body, including the Securities and Exchange Commission and any self-regulatory organization within or outside the United States.

1.4       “Law” means, with respect to any Person, any domestic or foreign federal or state statute, law, ordinance, rule, administrative code, administrative interpretation, regulation, order, consent, writ, injunction, directive, judgment, decree, policy, ordinance, decision, guideline, or other requirement of (or agreement with) any Governmental Authority (including any memorandum of understanding or similar arrangement with any Governmental Authority), in each case binding on that Person or its property or assets.

1.5       “Liens” means any liens, pledges, charges, claims, rights of first refusal or first offer, options, warrants, co-ownership or similar rights, security interests, and deeds of trust, mortgages, and deeds to secure debt, title retention agreements or other encumbrances.

1.6       “Losses” means all costs, damages, liabilities, awards, judgments, losses or costs and expenses, interest, awards, judgments, and penalties that are imposed upon or otherwise incurred by an Indemnified Party (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred; provided,  however, that Losses shall not include lost profits or opportunity costs or consequential, incidental, special, indirect, exemplary, or punitive damages or Taxes, unless such consequential, incidental, special, indirect, exemplary, or punitive damages are awarded against any of the Indemnified Parties by a non-Party claimant.

1.7       “Parties” means Buyer and Seller, and “Party” means either of the Parties.

1.8       “Person” means any individual, corporation, business trust, partnership, association, limited liability company, unincorporated organization or similar organization, any Governmental Authority, fund, organized group of persons whether incorporated or not, or any receiver, trustee under Title 11 of the United States Code, or similar official or any liquidating agent for any of the foregoing in his or her capacity as such.

1.9       “Transactions” means the transactions contemplated by this Agreement, including all exhibits attached hereto.

ARTICLE 2

PURCHASE AND SALE OF THE BUSINESS

2.1       Transfer of Interests.  Upon the terms and subject to the conditions of this Agreement, effective as of 12:01am on the Effective Date (the “Effective Time”), Seller hereby sells, assigns, transfers, conveys, and delivers to Buyer, and Buyer hereby purchases, acquires, and accepts delivery from Seller of, all of the Interests, in all cases free and clear of all Liens (other than legends or other restrictions solely evidencing the restricted nature of such Interests pursuant to applicable state and federal securities Laws).

2.2       Consideration.  In consideration for the purchase of the Interests, on the first Business Day following the Effective Date, Buyer shall pay to the Seller an amount of cash equal to ten dollars ($10.00) (the “Purchase Price”).

2.3       Closing.

(a)        The closing of the Transactions (the “Closing”) shall take place at the Effective Time at the principal place of business of the Buyer.

(b)        In connection with the Closing, (i) Seller shall deliver or cause to be delivered to Buyer certificates representing all the Interests, duly endorsed to Buyer or in blank or accompanied by duly executed stock powers, if such Interests are certificated and such certificates can be located, or other evidence satisfactory to Buyer of ownership and transfer of the Interests, and (ii) Buyer shall deliver to Seller the Purchase Price as provided for in Section 2.2 above.

(c)        Effective as of the Effective Time, Seller hereby resigns as a manager, director, officer, or any other similar position that he holds in each Company.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the date hereof and as of the Effective Date as follows:

3.1       Ownership.  Seller is a person of the full age of majority and legally competent under the Law to enter into the Transactions and has all requisite power and authority to own and sell, transfer, and deliver the Interests.  All of the Interests are owned of record and beneficially directly and exclusively by Seller, free and clear of all Liens.  Upon consummation of the Transactions (including the execution and delivery of the documents to be delivered at the Closing), at the Closing, Buyer shall be vested with good and marketable title in and to the Interests, free and clear of all Liens, including any Liens that may be created by or result from Seller or Seller’s ownership or transfer of the Interests.

3.2       Authorization; Binding Obligations.  Seller has all necessary right, power and authority to make, execute and deliver this Agreement and to enter into and perform all of the obligations to be entered into and performed by him hereunder.  The making, execution, delivery, and performance by Seller of this Agreement and the consummation by Seller of the Transactions have been duly and validly authorized by all necessary action on the part of Seller.  This Agreement has been duly and validly executed and delivered by Seller, and this Agreement will, assuming the due authorization, execution and delivery by Buyer, constitute the valid, legal, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium, or other similar Law, now or hereafter in effect, relating to or affecting the rights of creditors generally and the availability of specific remedies may be limited by legal and equitable principles of general applicability.

3.3       No Conflicts.  Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the Transactions, will conflict with, result in a termination of, contravene or constitute a default under, or be an event that with the giving of notice or passage of time or both will become a default under, or give to any other Person any right of first refusal or first offer, option, warrant, right of termination, payment, acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any Lien or loss of any rights of Seller pursuant to any of the terms, conditions or provisions of any contract, agreement or similar arrangement, or under any Law.

3.4       Approvals.  There are no notices, reports or other filings required to be made by Seller with, or consents required to be obtained by Seller from, any Governmental Authority or other third party in order for Seller to execute, deliver or perform this Agreement or to consummate the Transactions.

3.5       Litigation.  There is no investigation, action, suit, proceeding, claim, arbitration or other litigation pending or, to the knowledge of Seller, threatened, against Seller that, individually or in the aggregate, would affect the legality, validity or enforceability of this Agreement or prevent or materially impair or delay the consummation of the Transactions.

3.6       No Other Representations and Warranties.  Other than the specific representations and warranties expressly set forth in this Article 3, Seller specifically disclaims and does not make any other express or implied representation or warranty, at law or in equity, with respect to the Interests or the Transactions.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the date hereof and as of the Effective Date as follows:

4.1       Organization and Good Standing.  Buyer is a duly organized, validly existing, and in good standing under the Laws of the state of its organization and has all requisite power and authority to own, operate, and lease its assets and to carry on its business as currently conducted.

4.2       Authorization; Binding Obligations.  Buyer has all necessary power and authority to make, execute and deliver this Agreement and to perform all of the obligations to be performed by Buyer hereunder.  The making, execution, delivery, and performance by Buyer of this Agreement and the consummation by it of the Transactions have been duly and validly authorized by all necessary action on the part of Buyer.  This Agreement has been duly and validly executed and delivered by Buyer, and assuming the due authorization, execution and delivery by Seller, this Agreement will constitute the valid, legal and binding obligations of Buyer enforceable against Buyer in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar Law, now or hereafter in effect, relating to or affecting the rights of creditors generally and the availability of specific remedies may be limited by legal and equitable principles of general applicability.

4.3       No Conflicts.  Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the Transactions will conflict with, result in a termination of, contravene or constitute a default under, or be an event that with the giving of notice or passage of time or both will become a default under, or give to any other Person any right of termination, payment, acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any Lien or loss of any rights of Buyer pursuant to any of the terms, conditions or provisions of or under any applicable Law.

4.4       Non-Reliance; No Other Representations and Warranties.  Buyer acknowledges and agrees (for itself and on behalf of its Affiliates) that, except for the representations and warranties expressly set forth in Article 3, Seller makes no, and has made no, representation or warranty relating to the Seller or the Interests, and neither Buyer nor any of its Affiliates has relied or will rely upon any representation or warranty except for those expressly set forth in Article 3.  Without limiting the representations and warranties of Seller in Article 3: (i) Buyer acknowledges that it and its representatives have received reasonable access to the books and records of the Companies for the purposes of conducting a due diligence review of the Companies and the Interests, and (ii) Buyer acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgement concerning, the Interests.

ARTICLE 5

ADDITIONAL COVENANTS OF THE PARTIES

5.1       Taxes.  All transfer, documentary, sales, use, stamp, registration and other such taxes (“Taxes”) and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the Transactions shall be paid by Buyer when due, and Buyer will, at its own expense, file all necessary tax returns and other documentation with respect to all such Taxes, fees and charges.

5.2       Further Assurances; Cooperation.

(a)        Upon the terms and subject to the conditions of this Agreement, each Party shall use their reasonable best efforts, to take, agree to take, or cause to be taken, any and all actions and to do, or cause to be done, any and all things reasonably necessary, proper or advisable under any applicable Law or otherwise, so as to, as promptly as practicable, enable consummation of the Transactions, and each such Party shall, and shall cause their respective Affiliates to, cooperate fully to that end.

(b)        The Parties shall, on written request, reasonably cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, including conveyance documents and amendments to limited liability operating or similar agreements, and doing any and all such other things as may be reasonably required by the Parties or their counsel to consummate or otherwise implement the Transactions.

ARTICLE 6

INDEMNIFICATION

6.1       Survival of Representations and Warranties and Covenants.

(a)        The representations and warranties set forth in this Agreement and the right to commence any claim with respect thereto shall survive until the date that is one (1) year following the Effective Date; provided,  however, the representations and warranties of Seller set forth in Section 3.1, 3.2, 3.3, 4.1 and 4.2 shall survive indefinitely, and provided further that in the event written notice of any claim for indemnification under Section 6.2(a) or 6.3(a) shall have been given in accordance herewith within the applicable survival period setting forth in reasonable detail the nature of such claim (including a reasonable specification of the legal and factual basis for such claim), the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is fully and finally resolved.

(b)        This Section 6.1 shall not limit any covenant or agreement of the Parties contained in this Agreement which by its terms contemplates performance after the Closing, and shall not extend the applicability of any covenant or agreement of the Parties contained in this Agreement which by its terms relates only to a period between the date hereof and the Closing, provided that nothing herein shall restrict a Party’s right to commence any claim with respect to such covenant or agreement following the Closing.

6.2       Indemnification of Buyer.  Subject to the terms of this Article 6, from and after the Effective Date, Seller shall indemnify, defend, save and hold harmless Buyer and its Affiliates and each of their respective officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”), from and against any and all:

(a)        Losses resulting from or arising out of any breach by Seller of any representation or warranty of Seller in this Agreement; and

(b)        Losses resulting from or arising out of the failure by Seller to perform any of its covenants or agreements contained in this Agreement.

6.3       Indemnification of Seller.  Subject to the terms of this Article 6, from and after the Effective Date, Buyer shall indemnify, defend, save and hold harmless Seller and its Affiliates and each of their respective officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Seller Indemnified Parties” and together with the Buyer Indemnified Parties, the “Indemnified Parties,” and each, an “Indemnified Party”) from and against any and all:

(a)        Losses resulting from or arising out of any breach of any representation or warranty of Buyer in this Agreement; and

(b)        Losses resulting from or arising out of the failure by Buyer to perform any of its covenants or agreements contained in this Agreement.

6.4       Limitations; Payments.   Notwithstanding anything contained in this Agreement to the contrary, Seller shall not be liable for any amounts for which the Buyer Indemnified Parties are otherwise entitled to indemnification pursuant to Section 6.2(a) unless a claim is timely asserted during the survival period specified in Section 6.1(a).

6.5       Mitigation.  Each Indemnified Party shall use reasonable best efforts to mitigate any claim or liability that an Indemnified Party asserts or may assert under this Article 6.  In the event that an Indemnified Party shall fail to make such reasonable best efforts to mitigate any such claim or liability, then notwithstanding anything contained in this Agreement to the contrary, neither Seller nor Buyer, as the case may be, shall be required to indemnify any Indemnified Party for that portion of any Losses that would reasonably be expected to have been avoided if the Indemnified Party had made such efforts.

ARTICLE 7

MISCELLANEOUS PROVISIONS

7.1       Termination.  This Agreement may be terminated at any time prior to the Closing by Buyer upon written notice to Seller.  If this Agreement is so terminated, then this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto (or any of their respective stockholders, officers, directors, affiliates, agents or employees).

7.2       Notice.  All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) by facsimile, receipt confirmed, (c) on the next Business Day when sent by overnight courier, or (d) on the third succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested), to the respective Parties at their respective last known address.

7.3       Entire Agreement.  This Agreement, including Exhibit A hereto, embody the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements with respect thereto.  The Parties intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Agreement.

7.4       Amendment and Modification.  No amendment to this Agreement shall be effective unless it shall be in writing and signed by each Party.  Any failure of a Party to comply with any obligation, covenant, agreement or condition contained in this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument duly executed and delivered by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

7.5       Assignment; Binding Agreement.  This Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties hereto and their successors and permitted assigns.  Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of Law or otherwise), by either Party hereto without the prior written consent of the other Party.

7.6       Waiver of Compliance; Consents.  Any failure of Seller, on the one hand, or Buyer, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Buyer, on the one hand, or Seller, on the other hand, only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 7.6.

7.7       Expenses.  All costs and expenses incurred by Buyer in connection with this Agreement and the Transactions shall be paid by Buyer.  All costs and expenses incurred by Seller in connection with Seller’s legal review of this Agreement and the Transactions shall be paid by Buyer or reimbursed to Seller buy Buyer, and any other costs and expenses incurred by Seller in connection with this Agreement and the Transactions shall be paid by Seller.

7.8       Counterparts.  This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

7.9       Severability.  If any other provision of this Agreement shall be determined to be contrary to Law and unenforceable by any court of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

7.10     Remedies Cumulative.  Except as otherwise provided herein, all rights and remedies of the Parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law.  Nothing contained herein shall be construed as limiting the Parties’ rights to redress for fraud.

7.11     Governing Law; Venue.  This Agreement shall in all respects be construed in accordance with and governed by the substantive Laws of the State of Colorado, without reference to its choice of law rules.  THE VENUE FOR ANY ACTION ARISING UNDER THIS AGREEMENT SHALL LIE EXCLUSIVELY IN THE STATE OR FEDERAL COURTS LOCATED IN DENVER, COLORADO, AND THE PARTIES TO THIS AGREEMENT SHALL SUBMIT TO THE JURISDICTION OF SUCH COURT.

7.12     Attorneys’ Fees.  In the event of any action, or proceeding brought by either Party against the other under this Agreement, the prevailing Party as determined by the court, shall be entitled to recover his expenses and costs, including his attorneys’ fees and expert witness fees in such action or proceeding, including costs of appeal, if any, in such amount as the court may adjudge reasonable.

7.13     WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

7.14     No Third Party Beneficiaries or Other Rights.  Nothing herein shall grant to or create in any Person not a Party hereto, or any such Person’s dependents, heirs, successors or assigns, any right to any benefits hereunder, and no such Party shall be entitled to sue any Party to this Agreement with respect thereto, the provisions of Article 6 will inure to the benefit of the Indemnified Parties.  No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party and any purported assignment without such consent shall be void.  The representations and warranties contained in this Agreement are made for purposes of this Agreement only and shall not be construed to confer any additional rights on the Parties under applicable state and federal securities Laws.

7.15     Specific Performance and Other Equitable Relief.  The Parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at Law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached.  Therefore, in addition to, and not in limitation of, any other remedy available to any Party, an aggrieved Party under this Agreement would be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy.  Such remedies, and any and all other remedies provided for in this Agreement, shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any Party may otherwise have.

7.16     Headings; Interpretation.  The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  Each reference in this Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule or Exhibit attached to this Agreement, respectively.  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “include,” “includes,” “including,” and derivative or similar words shall be construed to be followed by the phrase “without limitation”; and (v) references herein to “days” are to consecutive calendar days unless Business Days are specified.  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under generally accepted accounting principles.  Both Parties have participated substantially in the negotiation and drafting of this Agreement and agree that no ambiguity herein should be construed against the draftsman.

[Remainder of page intentionally left blank; signature page attached.]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Equity Purchase Agreement to be executed as of the date first above written.

“BUYER”

RADF, LLC

By:	/s/ Karri R. Callahan
Name:	Karri R. Callahan
Title:	Vice President and Treasurer

“SELLER”

By:	/s/ David L. Liniger, Sr.
Name:	David L. Liniger, Sr.